EX 10.01
                             FLUOR DANIEL GTI, INC.
             AMENDED AND RESTATED 1986 EMPLOYEE STOCK PURCHASE PLAN


ARTICLE 1 - PURPOSE.

         This Amended and Restated 1986 Employee Stock Purchase Plan (the "Plan") is intended as an incentive to, and to encourage stock ownership by, all eligible employees of Fluor Daniel GTI, Inc., a Delaware corporation (the "Company") and its participating subsidiaries (as defined in Article 17) so that they may share in the growth of the Company by acquiring or increasing their proprietary interest in the Company. The Plan is designed to encourage eligible employees to remain in the employ of the Company. It is intended that options issued pursuant to this Plan shall constitute options issued pursuant to an "employee stock purchase plan" within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code").

ARTICLE 2 - ADMINISTRATION OF THE PLAN.

         The Plan may be administered by a committee appointed by the Board of Directors of the Company (the "Committee"). The Committee shall consist of not less than two members of the Company's Board of Directors. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board of Directors. The Committee may select one of its members as Chairman, and shall hold meetings at such times and places as it may determine. Acts by a majority of the Committee, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee.

         The interpretation and construction by the Committee of any provisions of the Plan or of any option granted under it shall be final, unless otherwise determined by the Board of Directors. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best, provided that any such rules and regulations shall be applied on a uniform basis to all employees under the Plan. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

         In the event the Board of Directors fails to appoint or refrains from appointing a Committee, the Board of Directors shall have all power and authority to administer the Plan. In such event, the word "Committee" wherever used herein shall be deemed to mean the Board of Directors.


ARTICLE 3 - ELIGIBLE EMPLOYEES.

         All employees of the Company or any of its participating subsidiaries whose customary employment is more than twenty (20) hours per week and whose customary employment is for more than five (5) months in any calendar year, and who have completed six months of employment with the Company or any of its participating subsidiaries shall be eligible to receive options under this Plan to purchase the Company's Common Stock, and all eligible employees shall have the same rights and privileges hereunder. Persons who are eligible employees on the first business day of any Payment Period (as defined in Article 5) shall receive their options as of such day. Persons who become eligible employees after any date on which options are granted under this Plan shall be granted options on the first day of the next succeeding Payment Period on which options are granted to all eligible employees. Directors who are not employees of the Company shall not be eligible to receive options under this Plan.

         In no event may an employee be granted an option if such employee, immediately after the option is granted, owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of its parent corporation or subsidiary corporations, as the terms "parent corporation" and "subsidiary corporation" are defined in Section 424(e) and (f) of the Code. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

ARTICLE 4 - STOCK SUBJECT TO THE PLAN.

         The stock subject to the options under the Plan shall be shares of the Company's authorized but unissued Common Stock, $.01 par value per share, or shares of such Common Stock reacquired by the Company, including shares purchased in the open market. The aggregate number of shares which may be issued pursuant to the Plan is 600,000 subject to adjustment as provided in Article 12. In the event any option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased shares subject thereto shall again be available under the Plan.

ARTICLE 5 - PAYMENT PERIODS AND STOCK OPTIONS.

         The six-month periods, commencing on December 1 and June 1 and ending on May 31 and November 30 of each calendar year, are Payment Periods during which payroll deductions will be accumulated under the Plan. Each Payment Period includes only regular pay days falling within it.

         Twice each year, on the first business day of each Payment Period, the Company will grant to each eligible employee who is then a participant in the Plan an option to purchase on the last day of such Payment Period, at the Option Price hereinafter provided for, a maximum of 1,300 shares of the Company's Common Stock, on condition that such employee remains eligible to participate in the Plan throughout such Payment Period. The participant shall be entitled to exercise such option so granted only to the extent of the participant's accumulated payroll deductions on the last day of such Payment Period. If the participant's accumulated payroll deductions on the last day of the Payment Period would enable the participant to purchase more

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than 1,300  shares  except  for the 1,300  share  limitation,  the excess of the amount of the accumulated payroll deductions over the aggregate purchase price of the 1,300 shares shall be promptly refunded to the participant by the Company, without interest. The Option Price for each Payment Period shall be the lesser of (i) 85% of the average market price of the Company's Common Stock on the first business day of the Payment Period, or (ii) 85% of the average market price of the Company's Common Stock on the last business day of the Payment Period, in either event rounded up to avoid fractions of a dollar other than 1/4, 1/2 and 3/4. The foregoing limitation on the number of shares which may be granted in any Payment Period and the Option Price per share shall be subject to adjustment as provided in Article 12.

         For purposes of this Plan the term "average market price" is (i) the mean of the closing bid and asked prices of the Common Stock of the Company in the over-the-counter market as reported on NASDAQ (or other automated inter-dealer quotation system selected by the Board of Directors), or (ii) if the Common Stock of the Company is then traded on the NASDAQ National Market System or on a national securities exchange, the average of the high and low prices of the Common Stock of the Company as reported on NASDAQ or on the principal national securities exchange on which it is so traded or such other national securities exchange as shall be designated by the Board of Directors, as the case may be or (iii) if the Common Stock is not publicly traded, the fair market value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

         For purposes of this Plan, the term "business day" means a day on which there is trading in the over-the-counter market or on the aforementioned national securities exchange, whichever is applicable pursuant to the preceding paragraph.

      No employee shall be granted an option which permits the employee's right to purchase Common Stock under this Plan, and under all other Section 423(b) employee stock purchase plans of the Company or any parent or subsidiary corporations, to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code. If the participant's accumulated payroll deductions on the last day of the Payment Period would otherwise enable the participant to purchase Common Stock in excess of the Section 423(b)(8) limitation described in this Article, the excess of the amount of the accumulated payroll deductions over the aggregate purchase price of the shares actually purchased shall be promptly refunded to the participant by the Company, without interest.

ARTICLE 6 - EXERCISE OF OPTION.

      Each eligible employee who continues to be a participant in the Plan on the last business day of a Payment Period shall be deemed to have exercised his/her option on such date and shall be deemed to have purchased from the Company such number of full shares of Common Stock for the purpose of the Plan as his/her accumulated payroll deductions on such date will pay for at the


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Option  Price  subject to the  1,300share  limit of the  option and the  Section
423(b)(8) limitation described in Article 5. If a participant is not an employee on the last business day of a Payment Period, he/she shall not be entitled to exercise his/her option. Only full shares of Common Stock may be purchased under the Plan. Unused payroll deductions remaining in an employee's account at the end of a Payment Period by reason of the inability to purchase a fractional share will be carried forward to the succeeding Payment Period.

ARTICLE 7 - AUTHORIZATION FOR ENTERING THE PLAN.

      An employee may enter the Plan by filling out, signing and delivering to the Company an authorization:

A.    Stating the percentage to be deducted regularly from the employee's pay;

B. Authorizing the purchase of stock for the employee in each Payment Period in accordance with the terms of the Plan; and

C. Specifying the exact name in which stock purchased for the employee is to be issued as provided under Article 11 hereof; or in the event an employee elects to participate in the next-day sale program, delivering to the Company properly executed irrevocable instructions to a broker designated by the Company to sell the shares and to deliver to the Company applicable withholding taxes and to deliver to the employee the sales proceeds available on the settlement date less commission pursuant to the employee's agreement with the broker.

         Such authorization must be received by the Company at least ten (10) days before the beginning date of the next succeeding Payment Period.

         Unless an employee files a new authorization or withdraws from the Plan, the deductions and purchases under the authorization the employee has on file under the Plan will continue from one Payment Period to succeeding Payment Periods as long as the Plan remains in effect. The Company will accumulate and hold for the employee's account the amounts deducted from his/her pay. No interest will be paid on these amounts.

ARTICLE 8 - MAXIMUM AMOUNT OF PAYROLL DEDUCTIONS.

An employee may authorize payroll deductions in an amount not less than 2% but not more than 10% of the employee's regular (i.e., base) pay.

ARTICLE 9 - CHANGE IN PAYROLL DEDUCTIONS.

         Deductions may not be increased or decreased during a Payment Period. However, an employee may withdraw in full from the Plan, in accordance with
Article 10.


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ARTICLE 10 - WITHDRAWAL FROM THE PLAN.

      An employee may withdraw from the Plan in whole, but not in part, at any time prior to the last business day of each Payment Period by delivering a withdrawal notice to the Company, in which event the Company will promptly refund the entire balance of the employee's deductions not previously used to purchase stock under the Plan.

      To re-enter the Plan, an employee who has previously withdrawn must file a new authorization at least ten (10) days before the beginning date of the next Payment Period. The employee's re-entry into the Plan cannot, however, become effective before the beginning of the next Payment Period following his/her withdrawal.

ARTICLE 11 - ISSUANCE OF STOCK.

      A participant will receive statements of ownership for stock purchased under the Plan, or may elect to receive stock certificates instead of statements of ownership. In the event a participant elects to receive stock certificates, the stock certificates will be delivered as soon as practicable after each Payment Period by the Company's transfer agent.

      Stock purchased under the Plan will be issued only in the name of the employee, or if his/her authorization so specifies, in the name of the employee and another person of legal age as joint tenants with rights of survivorship.

ARTICLE 12 - ADJUSTMENTS.

      Upon the happening of any of the following described events, an optionee's rights under options granted hereunder shall be adjusted as hereinafter provided:

      A. In the event shares of Common Stock of the Company shall be subdivided or combined into a greater or smaller number of shares or if, upon a merger, consolidation, reorganization, split-up, liquidation, combination, recapitalization or the like of the Company, the shares of the Company's Common Stock shall be exchanged for other securities of the Company or of another corporation, each optionee shall be entitled, subject to the conditions herein stated, to purchase such number of shares of Common Stock or amount of other securities of the Company or such other corporation as were exchangeable for the number of shares of Common Stock of the Company which such optionee would have been entitled to purchase except for such action, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination, or exchange, provided that no such adjustment shall occur upon the recapitalization of the Company's Common Stock (the "Recapitalization") contemplated by that certain Investment Agreement among the Company, Fluor Daniel, Inc., Fluor Daniel Environmental Services, Inc. and GTI Acquisition Corporation dated as of December 11, 1995 (the "Investment Agreement"); and

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      B. In the  event the  Company  shall  issue  any of its  shares as a stock dividend upon or with respect to the shares of stock of the class which shall at the time be subject to option hereunder, each optionee upon exercising such an option shall be entitled to receive (for the purchase price paid upon such exercise) the shares as to which he/she is exercising his/her option and, in addition thereto (at no additional cost), such number of shares of the class or classes in which such stock dividend or dividends were declared or paid, and such amount of cash in lieu of fractional shares, as is equal to the number of
shares   thereof  and  the  amount  of  cash  in  lieu  of  fractional   shares,
respectively, which he/she would have received if he/she had been the holder of the shares as to which he/she is exercising his/her option at all times between the date of the granting of such option and the date of its exercise.

      Upon the happening of any of the foregoing events and also in connection with the Recapitalization of the Company's Common Stock pursuant to the Investment Agreement, the class and aggregate number of shares set forth in
Article 4 hereof which are subject to options which have heretofore been or may hereafter be granted under the Plan and the limitations set forth in the second paragraph of Article 5 shall also be appropriately adjusted to reflect the events specified in paragraphs A and B above. Notwithstanding the foregoing, any adjustments made pursuant to subsections A or B shall be made only to the extent that the Committee, based on advice of counsel for the Company, determines that such adjustments will not constitute a change requiring stockholder approval under Section 423(b)(2) of the Code, or a modification as that term is defined in Section 424 of the Code. If the Committee determines that such adjustments would constitute a modification, it may refrain from making such adjustments.

      The  Committee  shall  determine  the  adjustments  to be made  under this
Article 12, and its determination shall be conclusive.

ARTICLE 13 - NO TRANSFER OR ASSIGNMENT OF EMPLOYEE'S RIGHTS.

      An employee's rights under the Plan are the employee's alone and may not be transferred or assigned to, or availed of by, any other person other than by will or the laws of descent and distribution. Any option granted under the Plan to an employee may be exercised, during the employee's lifetime, only by the employee.

ARTICLE 14 - TERMINATION OF EMPLOYEE'S RIGHTS.

      An employee's rights under the Plan will terminate when he/she ceases to be an employee because of retirement, voluntary or involuntary termination, resignation, lay-off, discharge, death, change of status or for any other reason, except that if any employee is on a bona fide leave of absence from work for up to 90 days, or for so long as the participant's right to re-employment is guaranteed either by statute or by contract, if longer than 90 days, he/she shall be deemed to be an eligible employee throughout such Payment Period. A withdrawal notice will be considered as having been received from the employee on the day his/her employment ceases, and all payroll deductions not used to purchase stock will be refunded.


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      If an employee's  payroll deductions are interrupted by any legal process, a withdrawal notice will be considered as having been received from the employee on the day the interruption occurs.

ARTICLE 15 - TERMINATION AND AMENDMENTS TO PLAN.

      The Plan may be terminated at any time by the Company's Board of Directors but such termination shall not affect options then outstanding under the Plan. The Plan will terminate in any case when all or substantially all of the unissued shares of stock reserved for the purposes of the Plan have been purchased, unless the Board of Directors has previously authorized additional shares of stock for issuance under the Plan subject only to stockholder approval. If at any time shares of stock reserved for the purpose of the Plan remain available for purchase but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares shall be apportioned among participants in proportion to their options and all payroll deductions not used to purchase stock will be refunded. Upon any termination of the Plan, all payroll deductions not used to purchase stock will be refunded, without interest.

      The Board of Directors also reserves the right to amend the Plan from time to time in any respect, provided, however, that no amendment shall be effective without prior approval of the stockholders if the amendment would (a) except as provided in Article 12, increase the number of shares of Common Stock to be offered above, (b) expand the class of employees eligible to receive options under the Plan or (c) cause Rule 16b-3 under the Securities Exchange Act of 1934 to become inapplicable to the Plan.

ARTICLE 16 - LIMITATIONS ON SALE OF STOCK PURCHASED UNDER THE PLAN.

      The Plan is intended to provide Common Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any employee in the conduct of his/her own affairs. An employee may sell stock purchased under the Plan at any time the employee chooses, subject to compliance with any applicable Federal or state securities laws. However, because of certain Federal tax requirements, each employee agrees by entering the Plan, promptly to give the Company notice of any such stock disposed of within two years after the date of grant of the applicable option or within one year after the transfer of such stock to the employee showing the number of such shares disposed of. THE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE STOCK.

ARTICLE 17 - PARTICIPATING SUBSIDIARIES.

      The term "participating subsidiaries" shall mean any subsidiary of the Company, as that term is defined in Section 424(f) of the Code, which is designated by the Board of Directors to participate in the Plan. The Board of Directors shall have the power to make such designation before or after the Plan is approved by the stockholders.


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ARTICLE 18 - OPTIONEES NOT STOCKHOLDERS.

      Neither the granting of an option to an employee nor the deductions from his/her pay shall constitute such employee a stockholder of the shares covered by an option until such shares have been purchased by and issued to the employee.

ARTICLE 19 - APPLICATION OF FUNDS.

      The proceeds received by the Company from the sale of Common Stock pursuant to options granted under the Plan will be used for general corporate purposes.

ARTICLE 20 - WITHHOLDING OF ADDITIONAL INCOME TAXES.

      By electing to participate in the Plan, each participant acknowledges that the Company and its participating subsidiaries are required to withhold taxes with respect to the amounts deducted from the participant's compensation and accumulated for the benefit of the participant under the Plan, and each participant agrees that the Company and its participating subsidiaries may deduct additional amounts from the participant's compensation, when amounts are added to the participant's account, used to purchase Common Stock or refunded, in order to satisfy such withholding obligations. Each participant further acknowledges that when Common Stock is purchased under the Plan the Company and its participating subsidiaries may be required to withhold taxes with respect to all or a portion of the difference between the fair market value of the Common Stock purchased and its purchase price, and each participant agrees that such taxes may be withheld from compensation otherwise payable to such participant. It is intended that tax withholding will be accomplished in such a manner that the full amount of payroll deductions elected by the participant under Article 7 will be used to purchase Common Stock. However, if amounts sufficient to satisfy applicable tax withholding obligations have not been withheld from compensation otherwise payable to any participant, then, notwithstanding any other provision of the Plan, the Company may withhold such taxes from the participant's accumulated payroll deductions and apply the net amount to the purchase of Common Stock, unless the participant pays to the Company, prior to the exercise date, an amount sufficient to satisfy such withholding obligations. Each participant further acknowledges that the Company and its participating subsidiaries may be required to withhold taxes in connection with the disposition of stock acquired under the Plan and agrees that the Company or any participating subsidiary may take whatever action it considers appropriate to satisfy such withholding requirements, including deducting from compensation otherwise payable to such participant an amount sufficient to satisfy such withholding requirements or conditioning any disposition of Common Stock by the participant upon the payment to the Company or such subsidiary of an amount sufficient to satisfy such withholding requirements.


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ARTICLE 21 - GOVERNMENTAL REGULATIONS.

      The Company's obligation to sell and deliver shares of the Company's Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

ARTICLE 22 - APPROVAL OF BOARD OF DIRECTORS AND STOCKHOLDERS.

      The Plan was adopted by the Board of Directors on August 8, 1986, and approved by the stockholders of the Company on October 24, 1986.


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